Exhibit 99.3

Atlanticus Holdings Corporation Closes Preferred Stock Offering

ATLANTA, GA., June 11, 2021 – Atlanticus Holdings Corporation (NASDAQ: ATLC) (“Atlanticus” or the “Company”) today announced the closing of its previously announced underwritten registered public offering of 2,800,000 shares of its 7.625% Series B Cumulative Perpetual Preferred Stock, no par value and liquidation preference of $25.00 per share (the “Preferred Stock”), at an initial public offering price of $25.00 per share. The offering resulted in net proceeds of approximately $67.2 million after deducting underwriting discounts and commissions, but before deducting expenses and the structuring fee. The Company expects to use the net proceeds of this offering for general corporate purposes, including the repurchase of common stock.

The underwriters have a 30-day option to purchase up to an additional 420,000 shares of the Preferred Stock. Dividends on the Preferred Stock will be paid when declared by the Company’s Board of Directors at a fixed rate of 7.625% of the $25.00 liquidation preference per year, equivalent to $1.90625 per share per year. Shares of the Preferred Stock are expected to be listed on NASDAQ under the symbol “ATLCP” and are expected to begin trading within 30 days.

B. Riley Securities, Inc., Janney Montgomery Scott LLC, Ladenburg Thalmann & Co. Inc. and William Blair & Company acted as book-running managers for this offering. Kingswood Capital Markets, division of Benchmark Investments, LLC, acted as lead manager for the offering. Aegis Capital Corp. and Maxim Group LLC acted as co-managers for this offering.

Troutman Pepper Hamilton Sanders LLP acted as legal counsel to the Company. Alston & Bird LLP acted as legal counsel to the underwriters.

The offering of these securities was made pursuant to an effective shelf registration statement on Form S-3, which was initially filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2021, and declared effective by the SEC on May 13, 2021.  The offering will be made only by means of a prospectus and prospectus supplement. A copy of the prospectus and prospectus supplement relating to these securities may be obtained from the website of the SEC at http://www.sec.gov or by contacting:  B. Riley Securities, Inc., 1300 17th Street North, Suite 1300, Arlington, Virginia 22209, Attn: Prospectus Department, Email: prospectuses@brileyfin.com, Telephone: (703) 312-9580.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Atlanticus Holdings Corporation

Empowering Better Financial Outcomes for Everyday Americans

Founded in 1996, our business utilizes proprietary analytics and a flexible technology platform to enable financial institutions to provide various credit and related financial services and products to everyday Americans. We apply the experience gained and infrastructure built from servicing over 18 million customers and $26 billion in consumer loans over our 24-year operating history to support lenders that originate a range of consumer loan products. These products include retail and healthcare credit and general-purpose credit cards marketed through our omnichannel platform, including retail point-of-sale, healthcare-point of-care, direct mail solicitation, internet-based marketing, and partnerships with third parties. Additionally, through our CAR subsidiary, Atlanticus serves the individual needs of automotive dealers and automotive non-prime financial organizations with multiple financing and service programs.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You generally can identify these statements by the use of words such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in the Company's filings with the Securities and Exchange Commission and include, but are not limited to, risks related to the extent and duration of the COVID-19 pandemic and its impact on the Company, bank partners, merchants, consumers, loan demand, the capital markets and the economy in general; the Company's ability to retain existing, and attract new, merchants and funding sources; changes in market interest rates; increases in loan delinquencies; its ability to operate successfully in a highly regulated industry; the outcome of litigation and regulatory matters; the effect of management changes; cyberattacks and security vulnerabilities in its products and services; and the Company's ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, the Company disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Contact:
Investor Relations
Adam Prior
Senior Vice President
The Equity Group Inc.

(212) 836-9606

aprior@equityny.com